Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Third Quarter 2010

Greenwood Village, Colo. — (BUSINESS WIRE) — November 4, 2010 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended October 3, 2010.

Financial and Operational Results

Results for the 12 weeks ended October 3, 2010, compared to the 12 weeks ended October 4, 2009, include the following:

•                  Restaurant revenue increased 4.2% to $191.6 million.

•                  Company-owned comparable restaurant sales increased 0.9% and guest counts increased 2.6%.

•                  Restaurant-level operating profit decreased 2.6% to $33.5 million.

•                  Selling, general and administrative expenses included a $3.4 million investment in the Company’s fall TV media campaign and $2.3 million in pre-tax executive transition expenses.

•                  The Company recorded a GAAP net loss of $4.2 million, or loss of $0.27 per diluted share, including the effects of a non-cash restaurant impairment charge, and the executive transition expense.

•                  Non-GAAP adjusted net income was $1.8 million, or earnings of $0.11 per diluted share, excluding the effects of a non-cash impairment charge, and the executive transition expense. (See Schedule II at the end of this release for a reconciliation of these non-GAAP calculations to GAAP.)

•                  Three new company-owned Red Robin® restaurants opened during the fiscal third quarter 2010.

As of the end of the fiscal third quarter of 2010, there were 312 company-owned and 134 franchised Red Robin® restaurants.

Fiscal Third Quarter 2010 Results

Comparable restaurant sales increased 0.9% for company-owned restaurants in the fiscal third quarter of 2010 compared to the fiscal third quarter of 2009, driven by a 2.6% increase in guest counts, partially offset by a 1.7% decrease in the average guest check.  Average weekly comparable sales from the 297 company-owned comparable restaurants were $52,019 in the fiscal third quarter of 2010, compared to $51,964 for the 269 company-owned comparable restaurants in the fiscal third quarter of 2009.  Average weekly sales for the 15 non-comparable company-owned restaurants were $58,240 in the fiscal third quarter of 2010, compared to $49,385 for the 35 non-comparable restaurants in the fiscal third quarter a year ago.  For all company-owned restaurants, average weekly sales were $52,296 from 3,730 operating weeks in the fiscal third quarter of 2010 compared to $51,667 from 3,648 operating weeks, in the fiscal third quarter of 2009.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 4.2% to $194.8 million in the fiscal third quarter of 2010, versus $187.0 million last year.  Franchise royalties and fees decreased 1.1% to $3.0 million in the fiscal third quarter of 2010 compared to the same period a year ago.

For the fiscal third quarter of 2010, the Company’s U.S. franchise restaurant sales of $67.9 million were higher compared to $64.6 million in the prior year period.  Comparable sales in the fiscal third quarter of 2010 for franchise restaurants in the U.S. increased 3.5% and for franchise restaurants in Canada decreased 0.6% from the fiscal third quarter of 2009.  Average weekly comparable sales for the U.S. franchised restaurants were $49,215 from the 110 comparable restaurants in the fiscal third quarter of 2010, compared to $47,981 for the 101 comparable restaurants in the fiscal third quarter of 2009.  Average weekly sales in the fiscal third quarter of 2010 for the Company’s 17 comparable franchise restaurants in Canada were C$53,675 versus C$52,908 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 17.5% in the fiscal third quarter of 2010 compared to 18.7% in the fiscal third quarter of 2009.  As a percentage of restaurant revenue, fiscal third quarter 2010 restaurant-level operating profit margins were negatively impacted by a 1.0% increase in food and beverage costs and a 0.7% increase in labor costs, partially offset by a 0.5% decrease in occupancy costs.

Schedule I of this earnings release defines restaurant-level operating profit and reconciles this metric to income from operations and net income for all periods presented.  The Company’s restaurant-level operating profit metric is designed to afford management and investors with a basis for considering and comparing restaurant performance.  It is not calculated in conformity with generally accepted accounting principles (“GAAP”).  It is intended to supplement, rather than replace GAAP results.   Restaurant-level operating profit is useful to management and to the Company’s investors because it is widely regarded in the restaurant industry as a meaningful metric by which to evaluate restaurant-level operating efficiency and performance.

Selling, general and administrative expenses were $22.6 million in the fiscal third quarter of 2010 and $16.1 million in the fiscal third quarter of 2009, which were 11.6% and 8.6% of total revenue, respectively.  Included in the fiscal third quarter of 2010 was a $3.4 million investment in the Company’s television media campaign, compared to $0.4 million in the fiscal third quarter of 2009.  Also included in fiscal third quarter 2010 SG&A expense was approximately $2.3 million in executive transition costs, as well as  higher performance-based bonus expense due to a reversal of $1.7 million in performance- based bonus expense in the fiscal third quarter of 2009.

During the fiscal third quarter 2010, the Company determined that four restaurants were impaired based on a review of each restaurant’s past, present and projected operating performance.  The carrying value of each restaurant’s assets was compared to the fair value of those assets, resulting in a $6.1 million non-cash asset impairment charge.

Interest expense was $1.1 million in the fiscal third quarter of 2010, compared to $1.3 million in the fiscal third quarter of 2009.

The Company reported a $4.2 million net loss for the fiscal third quarter of 2010, or a loss of $0.27 per diluted share, compared to net income of $5.7 million, or $0.37 per diluted share, in the fiscal third quarter of 2009.  Included in fiscal third quarter 2010 results were restaurant impairment charges and executive transition costs.  Excluding the impairment and executive transition expense, and the related tax benefit, the Company’s fiscal third quarter 2010 earnings would have been $0.11 per diluted share. Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal third quarter of 2010 and 2009 to adjusted amounts excluding certain charges in the fiscal third quarter of 2010.

For the fiscal third quarter of 2010, the Company realized an effective tax benefit of 41.3% compared to an effective tax rate of 16.3% in the fiscal third quarter of 2009.  The tax benefit is primarily due to the reduction in the Company’s taxable net income due to the executive transition costs and the restaurant asset impairment charge, as well as more favorable general business and tax credits, primarily the FICA Tip Tax Credit, which more than offset the current year income tax.  The Company anticipates that the effective tax rate for the full fiscal year 2010 will be a benefit of approximately 46%.

Balance Sheet and Liquidity

On October 3, 2010, the Company held $11.2 million in cash and cash equivalents and had a total outstanding debt balance of $160.8 million, including $104.0 million of borrowings under its $150 million term loan, $45.2 million of borrowings under its $150 million revolving credit facility and $11.6 million outstanding for capital leases.  The Company has also issued $6.2 million of outstanding letters of credit under its revolving credit facility.  In the fiscal third quarter of 2010, the Company paid down $6.4 million in debt.

The Company is subject to a number of customary covenants under its credit agreement, including limitations on new credit facilities, acquisitions, dividend payments, and requirements to maintain certain financial ratios.  As of October 3, 2010, the Company was in compliance with all of its debt covenants, and the Company expects to remain in full compliance for the remainder of the 2010 fiscal year.

Outlook

The Company’s fiscal fourth quarter of 2010 is a 12-week quarter.  One new company-owned restaurant and one new franchised restaurant opened early in the fiscal fourth quarter.  Four new company-owned restaurants and one new franchised restaurants are currently under construction.  During the remainder of the fiscal fourth quarter, the Company expects to open the last three of its 11 new company-owned restaurants planned for 2010.  The last of four new franchised restaurants planned for 2010 is expected to open late in the fiscal fourth quarter.

Due to the Company’s long-term view of investment in the brand and the business, the competitive environment and the significant impact that small changes in revenue or costs currently have on its earnings per share, the Company is suspending its full year guidance with respect to specific revenue, comparable restaurant sales and earnings per share estimates.  The Company expects same store sales trends to decrease as the fiscal fourth quarter of 2010 progresses, due to the absence of TV media support during the remainder of the quarter and more difficult year-over-year comparisons.  The Company also anticipates continued commodity and labor cost pressures during the fiscal fourth quarter of 2010.

Through October 31, 2010, the first four weeks of the Company’s 12-week fiscal fourth quarter of 2010, company-owned comparable restaurant sales increased 4.3% and guest counts increased 4.2% from the prior year period, compared to a year-over-year company-owned comparable restaurant sales decrease of 11.6% and guest count decrease of 9.6% in the first four weeks of the fiscal fourth quarter of 2009.  The first four weeks of the fiscal fourth quarter of 2010 included two weeks of national cable TV and some local network TV advertising, compared to two weeks of TV advertising limited to 10 local markets during the first four weeks of the fiscal fourth quarter of 2009.

The Company has spent $13.4 million for television advertising to support LTO promotions during fiscal year 2010, compared to $2.5 million that the Company spent on television advertising during the full fiscal year 2009.  The Company’s total marketing expense in fiscal year 2010 is expected to be about $29.0 million compared to $17.2 million spent in fiscal year 2009 and is included in selling, general and administrative expense.

For the last quarter of fiscal year 2010, the Company’s run rate SG&A expense is expected to be approximately $17.0 million.  Adding to that will be the Company’s portion of TV marketing expense, which is $2.1 million in the fiscal fourth quarter of 2010.

Based on the Company’s development plans and other infrastructure and maintenance costs, the Company expects total fiscal year 2010 capital expenditures to be approximately $34 million, which the Company expects to continue funding entirely out of operating cash flow. The Company also intends to make scheduled payments of $18.7 million required by the term loan portion of its existing credit facility from free cash flow after capital expenditures in fiscal year 2010 and expects to use its remaining free cash flow to make payments on the Company’s revolving credit facility and maintain flexibility to opportunistically repurchase shares of the Company’s common stock.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its third quarter 2010 results today at 5:00 p.m. ET. The conference call number is (877) 407-0784.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com prior to the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 440 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts including, without limitation, statements regarding future compliance with debt covenants, the number of new restaurants planned to be opened, anticipated restaurant sales, marketing, SG&A and other expenses, anticipated capital expenditures and intentions as to debt repayment. These statements may be identified, without limitation, by the use of forward-looking terminology such as “believe,” “continue,” “expects,” “anticipates,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open and operate additional restaurants in both new and existing markets profitably, the anticipated number of new restaurants and the timing of such openings; estimated costs of opening and operating new restaurants, including general and administrative, marketing and, franchise development costs; expected future revenues and earnings, comparable and non-comparable restaurant sales, results of operations, and future restaurant growth (both company-owned and franchised); anticipated restaurant operating costs, including commodity and food prices, labor and energy costs and selling, general and administrative expenses and the success of our advertising and marketing activities and tactics, including the effect on revenue and guest counts; anticipated advertising costs and plans to include television advertising to support 2010 LTO promotions; our ability to attract new guests and retain loyal guests; future capital expenditures and the anticipated amounts of such capital expenditures; our expectation that we will have adequate cash from operations and credit facility borrowings to reduce our debt and to meet all future debt service, capital expenditure, including restaurant development, and working capital requirements in fiscal year 2010; anticipated compliance with debt covenants; the sufficiency of the supply of commodities and labor pool to carry on our business; anticipated restaurant closings and related impairment charges; anticipated interest and tax expense; expectations regarding competition and our competitive advantages; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	October 3,	December 27,
	2010	2009
Assets:
Current Assets:
Cash and cash equivalents	$11,240	$20,268
Accounts receivable, net	5,903	4,703
Inventories	14,901	14,526
Prepaid expenses and other current assets	9,895	6,203
Income tax receivable	2,887	4,713
Deferred tax asset	1,968	4,127
Restricted current assets—marketing funds	6,489	665
Total current assets	$53,283	$55,205

Property and equipment, net	418,021	431,536
Goodwill	61,769	61,769
Intangible assets, net	44,609	47,426
Other assets, net	4,023	4,159
Total assets	$581,705	$600,095

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$14,379	$10,891
Construction related payables	4,447	3,181
Accrued payroll and payroll related liabilities	28,513	26,912
Unearned revenue	5,752	15,437
Accrued liabilities	22,138	18,818
Accrued liabilities—marketing funds	6,489	665
Current portion of term loan notes payable	18,739	18,739
Current portion of long-term debt and capital lease obligations	868	779
Total current liabilities	$101,325	$95,422

Deferred rent	33,410	30,996
Long-term portion of term loan notes payable	85,214	103,954
Other long-term debt and capital lease obligations	55,949	67,862
Other non-current liabilities	8,152	13,239
Total liabilities	$284,050	$311,473

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,079,573 and 17,079,267 shares issued; 15,587,293 and 15,586,948 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 1,492,280 shares, at cost	(50,125)	(50,125)
Paid-in capital	170,710	167,637
Accumulated other comprehensive loss, net of tax	(324)	(1,212)
Retained earnings	177,377	172,305
Total stockholders’ equity	297,655	288,622
Total liabilities and stockholders’ equity	$581,705	$600,095

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 3,	October 4,	October 3,	October 4,
	2010	2009	2010	2009

Revenues:
Restaurant revenue	$191,612	$183,878	$657,094	$648,436
Franchise royalties and fees	3,001	3,035	10,292	10,265
Other revenue	230	34	4,310	147
Total revenues	194,843	186,947	671,696	658,848

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	46,723	42,961	160,432	156,472
Labor (includes $211, $126, $631, and $1,249 of stock-based compensation, respectively)	68,231	64,113	233,080	224,063
Operating	29,080	27,963	96,695	94,968
Occupancy	14,074	14,434	48,361	47,836
Depreciation and amortization	13,341	13,112	43,777	43,815
Selling, general, and administrative (includes $1,349, $600, $3,100, and $4,942 of stock-based compensation, respectively)	22,612	16,096	73,455	63,088
Pre-opening costs	740	125	1,992	3,263
Asset impairment charge	6,116	—	6,116	—
Total costs and expenses	200,917	178,804	663,908	633,505

Income (loss) from operations	(6,074)	8,143	7,788	25,343

Other expense (income):
Interest expense, net	1,099	1,321	4,241	4,994
Other	7	10	(13)	29
Total other expenses	1,106	1,331	4,228	5,023

Income (loss) before income taxes	(7,180)	6,812	3,560	20,320
Income tax (benefit) expense	(2,967)	1,110	(1,512)	4,352
Net income (loss)	$(4,213)	$5,702	$5,072	$15,968
Earnings (loss) per share:
Basic	$(0.27)	$0.37	$0.33	$1.04
Diluted	$(0.27)	$0.37	$0.32	$1.03
Weighted average shares outstanding:
Basic	15,519	15,408	15,494	15,379
Diluted	15,519	15,535	15,668	15,488

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect a current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, pre-opening costs, reacquired franchise costs, legal settlements and costs associated with the tender offer of stock options attributed to non-restaurant employees.  The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 40 weeks ended October 3, 2010, and October 4, 2009, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Forty Weeks Ended
	October 3, 2010		October 4, 2009		October 3, 2010		October 4, 2009
Restaurant revenues	$191,612	98.3%	$183,878	98.4%	$657,094	97.8%	$648,436	98.4%

Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	46,723	24.4	42,961	23.4	160,432	24.4	156,472	24.1
Labor	68,231	35.6	64,113	34.9	233,080	35.5	223,177	34.4
Operating	29,080	15.2	27,963	15.2	96,695	14.7	94,968	14.6
Occupancy	14,074	7.3	14,434	7.8	48,361	7.4	47,836	7.4
Tender offer stock-based compensation expense	—	—	—	—	—	—	886	0.2
Restaurant-level operating profit	33,504	17.5	34,407	18.7	118,526	18.0	125,097	19.3

Add – other revenues	3,231	1.7	3,069		14,602	2.1	10,412	1.6
Deduct – other operating:
Depreciation and amortization	13,341	6.8	13,112	7.0	43,777	6.5	43,815	6.7
Selling, general, and administrative	22,618	11.6	16,096	8.6	73,366	10.9	63,088	9.6
Pre-opening costs	740	0.4	125	0.1	1,992	0.3	3,263	0.5
Tender offer stock-based compensation expense	—	—	—	—	—	—	3,116	0.5
Asset impairment charge	6,116	3.1	—	—	6,116	0.9	—	—
Restaurant closure costs	(6)	0.0	—	—	89	0.0	598	0.1
Total other operating	42,809	22.0	29,333	15.7	125,340	18.7	113,880	17.4

Income (loss) from operations	(6,074)	(3.1)	8,143	4.4	7,788	1.2	21,629	3.8

Total other expenses, net	1,106	0.6	1,331	0.7	4,228	0.6	5,023	0.8
Income tax expense (benefit)	(2,967)	(1.5)	1,110	0.6	-1,512	(0.2)	4,352	0.7
Total other	(1,861)	(1.0)	2,441	1.3	2,716	0.4	9,375	1.5

Net income (loss)	$(4,213)	(2.2)%	$5,702	3.1%	$5,072	0.8%	$12,254	2.3%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 40 weeks ended October 3, 2010, net income and diluted net income per share, excluding the effects of the executive transition costs and impairment of four restaurants.  The Company believes that the presentation of net income (loss) and earnings per share exclusive of the identified charges gives the reader additional insight into the ongoing operational results of the Company.  This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein.  The non-GAAP results were calculated using an assumed 8% effective tax rate on income before taxes excluding the identified charges.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Forty Weeks Ended
	October 3, 2010	October 4, 2009	October 3, 2010	October 4, 2009
Net income (loss) as reported	$(4,213)	$5,702	$5,072	$15,968
Asset impairment	6,116	—	6,116	—
Executive transition costs	2,329	—	2,512	—
Income tax expense	(2,475)	—	(2,475)	—
Net income excluding impairment charges and and executive transition costs	$1,757	$5,702	$11,225	$15,968

Basic net income (loss) per share:
Net income (loss)	$(0.27)	$0.37	$0.33	$1.04
Asset impairment	0.39	—	0.39	—
Executive transition costs	0.15	—	0.16	—
Income tax expense	(0.16)	—	(0.16)	—
Basic net income excluding impairment charges and executive transition costs	$0.11	$0.37	$0.72	$1.04

Diluted net income (loss) per share:
Net income (loss)	$(0.27)	0.37	0.32	1.03
Asset impairment	0.39	—	0.39	—
Executive transition costs	0.15	—	0.16	—
Income tax expense	(0.16)	—	(0.16)	—
Diluted net income excluding impairment charges and executive transition costs	$0.11	$0.37	$0.72	$1.03

Weighted average shares outstanding:
Basic	15,519	15,408	15,494	15,379
Diluted	15,704	15,535	15,668	15,488